NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FOURTH QUARTER 2023 RESULTS
Company generates record annual revenue, Adjusted EBITDA and free cash flow

HOUSTON, TX - March 6, 2024 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the fourth quarter ended December 31, 2023.

Full Year 2023 Financial Highlights

•Revenue of $888 million, an increase of 14% compared to prior year despite a 20% decline in rig count over the same period
•Net income of $19 million, an increase of 719% compared to prior year, and diluted income per share of $1.22
•Net income margin of 2%, a 645% increase from prior year
•Adjusted EBITDA of $138 million, an increase of 42% compared to prior year
•Adjusted EBITDA margin of 16% compared to 2022 Adjusted EBITDA margin of 12%
•Cash balance of $113 million, increased 96% compared to prior year
•Total debt of $284 million, consistent with prior year
•Net Debt of $172 million, a $54 million or 24% reduction compared to prior year
•Liquidity of $154 million, consisting of approximately $113 million of cash and nearly $42 million of available borrowing capacity under the December 2023 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate, representing a $53 million or 52% increase compared to prior year
•Net Leverage Ratio of 1.2x, reduced 47% from prior year

Fourth Quarter 2023 Financial Highlights

•Revenue of $194 million
•Net loss of $(9) million and diluted loss per share of $(0.58)
•Adjusted EBITDA of $23 million and Adjusted EBITDA margin of 12%

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt, Net Leverage Ratio and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “2023 was a record year on numerous fronts marked by outstanding operational performance, financial successes, post-COVID record HSE statistics and significant strategic advancements, including the commercialization of multiple proprietary offerings and the acquisition of Greene’s Energy Group. As we look forward to 2024, we currently expect our first quarter results to be negatively impacted by normalized seasonality, the Polar Vortex in January and safety standdowns for two separate customers due to non-KLX safety incidents. Based on our current schedules, we expect to exit the first quarter on a strong monthly run-rate and to approach 2023 levels of quarterly revenue and Adjusted EBITDA in the second quarter and beyond.

“We believe KLX, and the oilfield services industry in general, is positioned exceptionally well as we move further into 2024,” added Baker. “More specifically, the forward natural gas strip is highly constructive into 2025 and 2026 due to the much-anticipated incremental LNG offtake demand. Global LNG demand is expected to double over the next two years and we believe this increase will drive incremental natural gas-directed activity that will ultimately lift and support service pricing and utilization across all basins.

“We are proud of our track record of driving free cash flow and believe the exceptional caliber of our team and service offerings positions us to capture a greater portion of customer spending, particularly amongst the largest, most active, and well-capitalized operators in the US onshore market.

“On behalf of all of us at KLX, I am excited to welcome Ms. Danielle Hunter to the Board. Danielle is an accomplished executive and brings expertise specific to the oilfield services we provide at KLX. She possesses core competencies in corporate law and in her current role as President of Berry Corporation, she will add a unique viewpoint into the upstream market. The Board and Management look forward to her contributions and insights,” concluded Baker.

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 totaled $194.2 million, a decrease of 12.0% compared to third quarter revenue of $220.6 million. The decrease in revenue reflects a decrease in activity in addition to the expected seasonal decline in the fourth quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 25%, 51%, 15% and 9%, respectively, to revenues for the fourth quarter 2023.

Net loss for the fourth quarter of 2023 was $(9.2) million, compared to fourth quarter 2022 net income of $13.2 million. Adjusted net loss for the fourth quarter of 2023 was $(8.7) million, compared to fourth quarter 2022 adjusted net income of $12.7 million. Adjusted EBITDA for the fourth quarter of 2023 was $23.0 million, compared to fourth quarter 2022 Adjusted EBITDA of $37.3 million. Adjusted EBITDA margin for the fourth quarter of 2023 was 11.8%, compared to fourth quarter 2022 Adjusted EBITDA margin of 16.7%.

Fourth Quarter 2023 Segment Results

The Company reports revenue, operating income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $60.0 million, $6.7 million and $12.7 million, respectively, for the fourth quarter of 2023. Fourth quarter revenue represents a 22.1% decrease over the third quarter of 2023 largely due to a 2% reduction in average rig count and annual seasonality, which affected all of our regional drilling, completion and production offerings, including frac rentals, coiled tubing, rentals and tech services. Segment operating income and Adjusted EBITDA decreased 62.1% and 45.5%, respectively, as a function of the seasonal decrease in revenue, which is expected to correct as we exit the first quarter of 2024.

•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $67.3 million, $1.7 million and $8.8 million, respectively, for the fourth quarter of 2023. Fourth quarter revenue represents a 13.5% decrease over the third quarter of 2023 largely due to a 5% reduction in average rig count and annual seasonality, which affected our flowback, wireline, tech services and coiled tubing offerings. Segment operating income and Adjusted EBITDA decreased 64.6% and 25.4%, respectively, as a function of the decrease in revenue as we maintained elevated staffing levels to support an expected increase in first quarter activity.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $66.9 million, $4.1 million and $10.7 million, respectively, for the fourth quarter of 2023. Fourth quarter revenue represents a 1.7% increase over the third quarter of 2023 due to increased pressure pumping activity driven by a newly executed frac contract, along with increases in coiled tubing and flowback revenue that offset the declines experienced in directional drilling and tech services. Segment operating income and Adjusted EBITDA decreased 21.2% and 6.1%, respectively, largely due to lower pricing and increased insurance costs.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA (loss) for the fourth quarter ended December 31, 2023, the third quarter ended September 30, 2023 and the fourth quarter ended December 31, 2022 ($ in millions).

		Three Months Ended
		December 31, 2023	September 30, 2023	December 31, 2022
Revenue:
Rocky Mountains		$60.0	$77.0	$66.1
Southwest		67.3	77.8	74.8
Northeast/Mid-Con		66.9	65.8	82.4
Total revenue	`	$194.2	$220.6	$223.3

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Operating income (loss):
Rocky Mountains	$6.7	$17.7	$12.4
Southwest	1.7	4.8	7.7
Northeast/Mid-Con	4.1	5.2	15.4
Corporate and other	(10.5)	(11.3)	(13.3)
Total operating income	$2.0	$16.4	$22.2

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Adjusted EBITDA (loss)
Rocky Mountains	$12.7	$23.3	$17.9
Southwest	8.8	11.8	12.4
Northeast/Mid-Con	10.7	11.4	19.7
Segment total	32.2	46.5	50.0
Corporate and other	(9.2)	(9.8)	(12.7)
Total Adjusted EBITDA(1)	$23.0	$36.7	$37.3
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of December 31, 2023 was $284.3 million. As of December 31, 2023, cash and cash equivalents totaled $112.5 million. Available liquidity as of December 31, 2023 was $154.4 million, including availability of $41.9 million on the December 2023 ABL Facility borrowing base certificate. The senior secured notes bear interest at an annual rate of 11.5% (the “Senior Secured Notes”), payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of December 31, 2023 was $4.5 million for the Senior Secured Notes and $0.0 million related to the ABL Facility.

Net working capital as of December 31, 2023 was $47.2 million, a 35% decrease from December 31, 2022 driven by a reduction in days sales outstanding.

KLX did not sell any shares under our at-the-market offering program in the fourth quarter ended December 2023.

Other Financial Information

Capital expenditures were $12.8 million during the fourth quarter of 2023, a decrease of $5.0 million or 28.1% compared to capital expenditures of $17.8 million in the third quarter of 2023. Capital spending during the fourth quarter was driven primarily by maintenance capital expenditures across our segments.

As of December 31, 2023, we had $2.3 million of assets held for sale related to one facility and select equipment in the Rocky Mountains and Southwest segments.

About Danielle Hunter

Ms. Hunter is the President of Berry Corporation (Nasdaq: BRY), an upstream energy company engaged in the responsible development and production of conventional oil reserves in the Western United States. She joined Berry in January 2020 as Executive Vice President, General Counsel and Corporate Secretary, a position she held through her appointment as President effective January 1, 2023. Prior to joining Berry, Ms. Hunter served as Executive Vice President, General Counsel, Corporate Secretary and Chief Risk and Compliance Officer at C&J Energy Services, Inc. (now part of Patterson UTI (Nasdaq: PTEN)), a well construction, completions, and services company, where she provided strategic counsel on a broad range of legal, business and operational matters. She served at C&J from June 2011 through November 2019. From 2007 through 2011, Ms. Hunter practiced corporate law at Vinson & Elkins LLP representing public and private companies in capital markets offerings and mergers and acquisitions, primarily in the oil and natural gas industry. She served as a judicial law clerk to U.S. District Judge Tucker Melancon, U.S. District Court for the Western District of Louisiana, after graduating Magna Cum Laude from Tulane University Law School in 2006.

Conference Call Information

KLX will conduct its fourth quarter 2023 conference call, which can be accessed via dial-in or webcast, on Thursday, March 7, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through March 21, 2024, and may be accessed by dialing 1-201-612-7415 and using passcode 13744247#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 50 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict in the Middle East; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues	$194.2	$220.6	$223.3	$888.4	$781.6
Costs and expenses:
Cost of sales	152.2	166.2	166.6	672.5	621.3
Depreciation and amortization	19.8	18.9	14.9	72.8	56.8
Selling, general and administrative	19.8	18.6	19.4	86.7	70.4
Research and development costs	0.4	0.4	0.2	1.4	0.6
Bargain purchase gain	—	0.1	—	(1.9)	—
Operating income	2.0	16.4	22.2	56.9	32.5
Non-operating expense:
Interest income	(0.9)	(0.7)	—	(1.8)	—
Interest expense	9.3	9.2	9.0	36.5	35.0
Income (loss) before income tax	(6.4)	7.9	13.2	22.2	(2.5)
Income tax expense	2.8	0.3	—	3.0	0.6
Net income (loss)	$(9.2)	$7.6	$13.2	$19.2	$(3.1)

Net income (loss) per common share:
Basic	$(0.58)	$0.47	$1.07	$1.23	$(0.27)
Diluted	$(0.58)	$0.47	$1.06	$1.22	$(0.27)

Weighted average common shares:
Basic	16.0	16.0	12.3	15.6	11.3
Diluted	16.0	16.1	12.5	15.7	11.3

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	As of December 31
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$112.5	$57.4
Accounts receivable–trade, net of allowance of $5.5 and $5.7	127.0	154.3
Inventories, net	33.5	25.7
Prepaid expenses and other current assets	17.3	17.3
Total current assets	290.3	254.7
Property and equipment, net(1)	220.6	168.1
Operating lease assets	22.3	37.4
Intangible assets, net	1.8	2.1
Other assets	4.8	3.6
Total assets	$539.8	$465.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87.9	$84.2
Accrued interest	4.6	4.8
Accrued liabilities	42.7	41.0
Current portion of operating lease liabilities	6.9	14.2
Current portion of finance lease liabilities	22.0	10.2
Total current liabilities	164.1	154.4
Long-term debt	284.3	283.4
Long-term operating lease liabilities	16.0	22.8
Long-term finance lease liabilities	36.2	20.3
Other non-current liabilities	0.4	0.8
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common Stock, $0.01 par value; 110.0 authorized; 16.9 and 14.3 issued	0.1	0.1
Additional paid-in capital	553.4	517.3
Treasury stock, at cost, 0.4 shares and 0.4 shares	(5.3)	(4.6)
Accumulated deficit	(509.4)	(528.6)
Total stockholders’ equity (deficit)	38.8	(15.8)
Total liabilities and stockholders' equity	$539.8	$465.9

(1) Includes right-of-use assets - finance leases

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and Net Leverage Ratio measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Net Income (Loss) as consolidated net income (loss) adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Income (Loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Earnings (Loss) per share as the quotient of adjusted net income (loss) and diluted weighted average common shares. We believe that Adjusted Diluted Earnings (Loss) per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

We define Net Leverage Ratio as Net Debt divided by Adjusted EBITDA. We believe that Net Leverage Ratio provides useful information to investors because it is an important indicator of the Company’s indebtedness in relation to our operating performance.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Consolidated net income (loss) (2)	$(9.2)	$7.6	$13.2	$19.2	$(3.1)
Income tax expense	2.8	0.3	—	3.0	0.6
Interest expense, net	8.4	8.5	9.0	34.7	35.0
Operating income	2.0	16.4	22.2	56.9	32.5
Bargain purchase gain	—	0.1	—	(1.9)	—
One-time net costs (benefits), excluding impairment and other charges (1)	0.5	0.5	(0.5)	6.8	4.4
Adjusted operating income	2.5	17.0	21.7	61.8	36.9
Depreciation and amortization	19.8	18.9	14.9	72.8	56.8
Non-cash compensation	0.7	0.8	0.7	3.0	3.0
Adjusted EBITDA	$23.0	$36.7	$37.3	$137.6	$96.7
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2023 relate to $0.4 in non-recurring facility costs and $0.1 in professional services.
(2) Cost of sales includes $2.0 and $8.3 of lease expense associated with five coiled tubing unit leases for the three and twelve months ended December 31, 2023, respectively.

KLX Energy Services Holdings, Inc.
Consolidated Net Income (Loss) Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Consolidated net income (loss)	$(9.2)	$7.6	$13.2	$19.2	$(3.1)
Revenue	194.2	220.6	223.3	888.4	781.6
Consolidated net income (loss) margin percentage	(4.7)%	3.4%	5.9%	2.2%	(0.4)%

(1) Consolidated Net Income (Loss) Margin is defined as the quotient of consolidated net income (loss) and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Adjusted EBITDA	$23.0	$36.7	$37.3	$137.6	$96.7
Revenue	194.2	220.6	223.3	888.4	781.6
Adjusted EBITDA Margin Percentage	11.8%	16.6%	16.7%	15.5%	12.4%

(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Rocky Mountains operating income	$6.7	$17.7	$12.4	$46.1	$27.3
One-time costs (1)	—	—	—	—	0.5
Adjusted operating income	6.7	17.7	12.4	46.1	27.8
Depreciation and amortization expense	6.0	5.6	5.5	22.4	21.4
Non-cash compensation	—	—	—	—	—
Rocky Mountains Adjusted EBITDA	$12.7	$23.3	$17.9	$68.5	$49.2

(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Southwest Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Southwest operating income	$1.7	$4.8	$7.7	$19.3	$14.5
One-time costs (1)	0.3	0.2	0.1	0.5	0.4
Adjusted operating income	2.0	5.0	7.8	19.8	14.9
Depreciation and amortization expense	6.8	6.8	4.6	25.7	18.3
Non-cash compensation	—	—	—	—	—
Southwest Adjusted EBITDA	$8.8	$11.8	$12.4	$45.5	$33.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Northeast/Mid-Con operating income	$4.1	$5.2	$15.4	$40.6	$39.1
One-time costs (1)	0.1	—	0.1	0.1	0.3
Adjusted operating income	4.2	5.2	15.5	40.7	39.4
Depreciation and amortization expense	6.4	6.1	4.2	22.9	15.2
Non-cash compensation	0.1	0.1	—	0.2	0.2
Northeast/Mid-Con Adjusted EBITDA	$10.7	$11.4	$19.7	$63.8	$54.8
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Rocky Mountains
Operating income	$6.7	$17.7	$12.4	$46.1	$27.3
Revenue	60.0	77.0	66.1	271.4	229.0
Segment operating income margin percentage	11.2%	23.0%	18.8%	17.0%	11.9%
Southwest
Operating income	1.7	4.8	7.7	19.3	14.5
Revenue	67.3	77.8	74.8	304.8	255.2
Segment operating income margin percentage	2.5%	6.2%	10.3%	6.3%	5.7%
Northeast/Mid-Con
Operating income	4.1	5.2	15.4	40.6	39.1
Revenue	66.9	65.8	82.4	312.2	297.4
Segment operating income margin percentage	6.1%	7.9%	18.7%	13.0%	13.1%
(1) Segment operating income margin is defined as the quotient of segment operating income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Rocky Mountains
Adjusted EBITDA	$12.7	$23.3	$17.9	$68.5	$49.2
Revenue	60.0	77.0	66.1	271.4	229.0
Adjusted EBITDA Margin Percentage	21.2%	30.3%	27.1%	25.2%	21.5%
Southwest
Adjusted EBITDA	8.8	11.8	12.4	45.5	33.2
Revenue	67.3	77.8	74.8	304.8	255.2
Adjusted EBITDA Margin Percentage	13.1%	15.2%	16.6%	14.9%	13.0%
Northeast/Mid-Con
Adjusted EBITDA	10.7	11.4	19.7	63.8	54.8
Revenue	66.9	65.8	82.4	312.2	297.4
Adjusted EBITDA Margin Percentage	16.0%	17.3%	23.9%	20.4%	18.4%
(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income (Loss) to Adjusted Net Income (Loss) and
Adjusted Diluted Earnings (Loss) per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Consolidated net income (loss)(2)	$(9.2)	$7.6	$13.2	$19.2	$(3.1)
Bargain purchase gain	—	0.1	—	(1.9)	—
One-time costs(1)	0.5	0.5	(0.5)	6.8	4.4
Adjusted net income (loss)	$(8.7)	$8.2	$12.7	$24.1	$1.3
Diluted weighted average common shares	16.0	16.1	12.5	15.7	11.3
Adjusted Diluted Earnings (Loss) per share(3)	$(0.54)	$0.51	$1.02	$1.54	$0.12
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2023 relate to $0.4 in non-recurring facility costs and $0.1 in professional services.
(2) Cost of sales includes $2.0 and $8.3 of lease expense associated with five coiled tubing unit leases for the three and twelve months ended December 31, 2023, respectively.
(3) Adjusted Diluted Earnings per share is defined as the quotient of Adjusted Net Income (Loss) and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net cash flow provided by operating activities	$38.6	$25.6	$11.8	$115.6	$15.7
Capital expenditures	(12.8)	(17.8)	(9.5)	(57.1)	(35.6)
Proceeds from sale of property and equipment	3.0	4.8	5.1	16.3	16.9
Cash from acquisition	—	—	—	1.1	—
Levered Free Cash Flow	28.8	12.6	7.4	75.9	(3.0)
Add: Interest expense, net	8.4	8.5	9.0	34.7	35.0
Unlevered Free Cash Flow	$37.2	$21.1	$16.4	$110.6	$32.0

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
Current assets	$290.3	$287.4	$254.7
Less: Cash	112.5	90.4	57.4
Net current assets	177.8	197.0	197.3
Current liabilities	164.1	152.9	154.4
Less: Accrued interest	4.6	11.5	4.8
Less: Operating lease obligations	6.9	14.1	14.2
Less: Finance lease obligations	22.0	15.7	10.2
Net current liabilities	130.6	111.6	125.2
Net working capital	$47.2	$85.4	$72.1

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
Total Debt	$284.3	$284.1	$283.4
Cash	112.5	90.4	57.4
Net Debt	$171.8	$193.7	$226.0
(1) Net Debt is defined as total debt less cash and cash equivalents.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Leverage Ratio(1)
(In millions of U.S. dollars)
(Unaudited)

	Twelve Months Ended
	As of December 31, 2023	As of September 30, 2023	As of December 31, 2022
Adjusted EBITDA	137.6	151.9	96.7
Net Debt	171.8	193.7	226.0
Net Leverage Ratio	1.2	1.3	2.3
(1) Net Leverage Ratio is defined as Net Debt divided by Adjusted EBITDA